Exhibit 10.10

MICROSTRATEGY INCORPORATED

MATERIAL TERMS FOR PAYMENT OF

CERTAIN EXECUTIVE INCENTIVE COMPENSATION

Payment of incentive compensation to the Company’s chief executive officer and the three other most highly compensated officers (other than the chief financial officer) (the “covered executive officers”), as determined in accordance with the applicable rules under Section 162(m) of the Internal Revenue Code (the “Code”) and the Securities Exchange Act of 1934, that is intended to satisfy the requirements of qualified performance-based compensation under Section 162(m) of the Code must be based upon the attainment of one or more performance goals with respect to any one (or more) of a specified set of business criteria, which goals must be established in writing by the Compensation Committee of the Board of Directors for a covered executive officer for each performance period. Performance goals will be based on one or more of the following business criteria, which may be measured on a GAAP (generally accepted accounting principles in the United States) or non-GAAP basis: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (7) income from continuing operations before financing and other income and income taxes for the Company’s consolidated core business intelligence business unit; (8) income from continuing operations before financing and other income and income taxes; (9) operating margin; (10) operating income; (11) earnings per share; (12) return on capital, return on equity, return on assets, return on investment or other financial return ratios; (13) working capital; (14) ratio of debt to stockholders’ equity; (15) revenue; (16) revenue per employee; (17) market share; (18) proceeds from dispositions; (19) net cash provided from operating activities; (20) cash flow; (21) credit rating; (22) annualized value of contracts; (23) gross profit; (24) sales and marketing expenses; (25) research and development expenses; (26) general and administrative expenses; (27) income from continuing operations; (28) amount of cash and cash equivalents; (29) field margin, defined as consolidated gross profit minus the sales and marketing expenses for the Company’s core business intelligence business; and (30) changes between years or periods that are determined with respect to any of the above-listed performance criteria. The Compensation Committee may specify that performance goals based on such business criteria may be adjusted to take into account any one or more of the following: (i) extraordinary items or other unusual or one-time items, (ii) the cumulative effects of changes in accounting principles, (iii) the writedown of any asset, (iv) charges for restructuring and rationalization programs; (v) fluctuations in currency exchange rates, (vi) disposals of business segments or (vii) acquisitions or dispositions.

Such performance-based compensation by the Company will be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee no later than 90 days after commencement of the performance period to which the goals relate (but in no event after 25% of the period has elapsed) and at a time when the attainment of such goals is substantially uncertain. Performance goals may be based on one or more of the foregoing business criteria that apply to an individual, one or more business units or subsidiaries of the Company, one or more geographic regions, one or more customer or channel partner accounts, or one or more products or services of the Company or to the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. For compensation that qualifies as performance-based compensation, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained.

The maximum qualified performance-based compensation award that may be granted to any covered executive officer based on attainment of one or more of the foregoing performance goals for a performance period that is one year or less is $8 million (with any amount paid for a performance period of less than one year counting against the limit for the fiscal year in which or with which such performance period ends). The maximum qualified performance-based compensation award that may be granted to any covered executive officer based on attainment of one or more of the foregoing performance goals for a performance period that is longer than one year (but no longer than five years) is $40 million.

The Compensation Committee from time to time may approve payment of discretionary incentive compensation based on business criteria other than the foregoing performance goals. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation on deductible compensation under Section 162(m).